						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jul 1,		Apr 1,		Jul 2,
	2023		2023		2022
Operating income, as reported		$142,487		$114,283		$115,871
Restructuring and other charges	+	23,094	+	—	+	2,021
Adjusted operating income		165,581		114,283		117,892
	÷	3	x	2	÷	3
		55,194				39,297
	x	4			x	4
Adjusted annualized operating income		$220,776		$228,566		$157,188
Adjusted effective tax rate	x	13%	x	15%	x	14%
Tax impact		$28,701		$34,285		$22,006
Adjusted operating income (tax-effected)		$192,075		$194,281		$135,182

Average invested capital		$1,423,003		$1,406,359		$1,178,134

ROIC		13.5%		13.8%		11.5%
WACC		9.0%		9.0%		9.3%
Economic Return		4.5%		4.8%		2.2%

	July 1,	April 1,	December 31,	October 1,
	2023	2023	2022	2022
Equity	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	304,781	294,011	329,076	273,971
Operating lease obligations - current (1)	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(252,965)	(269,664)	(247,880)	(274,805)
	$1,472,933	$1,435,074	$1,459,754	$1,324,249

	July 2,	April 2,	January 1,	October 2,
	2022	2022	2022	2021
Equity	$1,058,190	$1,040,591	$1,044,095	$1,028,232
Plus:
Debt and finance lease obligations - current	250,012	222,393	151,417	66,313
Operating lease obligations - current (1)	8,640	9,266	9,507	9,877
Debt and finance lease obligations - long-term	184,707	186,069	187,075	187,033
Operating lease obligations - long-term	32,270	34,347	36,343	37,970
Less:
Cash and cash equivalents	(276,608)	(307,964)	(217,067)	(270,172)
	$1,257,211	$1,184,702	$1,211,370	$1,059,253

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.